                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-40428 and No. 333-42392) of Integrated Circuit Systems, Inc. of our report dated August 3, 2001 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Philadelphia, PA
September 6, 2001